Exhibit 99.1

Xenogen Announces Record 2004 Revenue up 54%

Record Fourth Quarter Revenue Driven by Commercial Sales

ALAMEDA, Calif., – March 3, 2005 – Xenogen Corporation (Nasdaq: XGEN), maker of advanced imaging systems including instruments, biological solutions and software to accelerate drug discovery and development, today reported financial results for the 2004 fourth quarter and full year ended December 31, 2004.

Total revenue for the fourth quarter of 2004 was $9.7 million, compared to $6.9 million for 2003, an increase of 41% over the fourth quarter of 2003. The revenue growth reflects increased IVIS unit sales and a higher average sales price per IVIS unit. Loss from operations for the fourth quarter of 2004 was approximately $5.2 million, compared to $5.8 million for the same period last year. Net loss for the fourth quarter was $5.0 million, compared to a net loss (after preferred stock dividends) of $9.1 million for the same quarter last year.

“In 2004, we generated record sales of our state-of-the-art imaging systems, reflecting increases in all three of our systems led by the IVIS 200,” said David Carter, Chairman and Chief Executive Officer. “We continue to work at building on our strong customer base and achieving increased market penetration, particularly within commercial settings. During the fourth quarter, we installed nine imaging systems with commercial laboratories, all but one of which were IVIS 200s. This brings our 2004 total commercial placements of imaging systems to 15.”

Total revenue for the 2004 full year was $30.9 million, compared to $20.1 million for 2003, an increase of 54%. The revenue increase resulted primarily from greater IVIS unit sales, which totaled 83 in 2004 as compared to 44 in 2003. Loss from operations for 2004 was approximately $21.9 million, compared to $20.0 million for 2003. Net loss for 2004 was $21.8 million, compared to a net loss (after preferred stock dividends) of $26.5 million.

“We believe the increased sales momentum we are achieving across our entire line of business reflects broad market acceptance and increased adoption of our technology, products and services, Mr. Carter said. On a year-over-year basis, product revenues, which include instrument sales, reagent sales and service contracts, were up over 117%, contract revenues increased approximately 20% and license revenues were up about 8%. Looking ahead, we are well positioned to continue this positive momentum with the ramp up of six new sales people and the anticipated launch of our new IVIS 3-D imaging systems in mid 2005.”

Fourth-Quarter 2004 Financial Results Conference Call/Webcast

Xenogen management will host a live conference call and webcast with investors today, March 3, 2005, at 5:00 p.m. Eastern Time/2:00 p.m. Pacific Time to discuss 2004 fourth-quarter and full-year results and the business outlook going forward. Investors and other interested parties may access the call by dialing (800) 289-0518 in the U.S. and (913) 981-5533 internationally. Additionally, a live audio webcast will be available through Xenogen’s website at http://www.xenogen.com. A phone replay will be available for 48 hours following the completion of the call by dialing (888) 203-1112 (domestic) or (719) 457-0820 (international), and entering in reservation code 233-4179. The web cast will be archived and available on the Xenogen website for 14 days.

About Xenogen Corporation

Xenogen combines systems biology and low-light optical imaging to create powerful new biophotonic imaging technology that advances the ability of scientists to explore genes, proteins, pathogens and tumor cells in living animals in real time, providing predictive data that is designed to substantially improve the success rate in drug development. Xenogen incorporates into living animals the bioluminescent gene that makes a firefly glow and harnesses the resulting light using an ultra-sensitive camera and sophisticated software. This biophotonic imaging technology creates images and analyzes the resulting data on cellular activity, gene expression, and spread of disease or the effect of a new drug candidate. Xenogen’s biophotonic imaging technology is used by leading academics and pharmaceutical and biotechnology companies to provide more accurate and previously unavailable data that is intended to result in the ability to make more timely and cost-effective decisions at every step in the drug development process.

Forward-Looking Statements

This press release contains forward-looking statements regarding our future financial and operating results, including statements about positive sales momentum for our products, the anticipated launch of our new IVIS 3-D imaging system and our anticipated revenue growth. Our forward-looking statements are based on our current expectations, estimates and assumptions and are subject to many risks, uncertainties and unknown future events that could cause actual results to differ materially. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in our business, including, without limitation: our expectations regarding growth in acceptance of our technology and the capital spending policies of pharmaceutical, biotechnology and chemical companies and biomedical research institutions that are our primary customers; difficulties or delays in development, testing, manufacturing, and marketing of our products under development; failure to receive anticipated revenue under long term customer agreements that may not be renewed or may be cancelled; product recalls; our ability to continue to deliver our products on a timely basis; our ability to enforce our intellectual property rights or operate without infringing the patent rights of others; competition from other companies or alternative technologies; and our ability to obtain additional financing as necessary to support our operations. For a discussion of these and other factors that could impact our financial results and cause our results to differ materially from those in the forward-looking statements, please refer to our filings with the Securities and Exchange Commission, particularly our Form 10-Q filed on November 15, 2004. Xenogen is under no obligation to (and specifically disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Xenogen® and IVIS® are registered trademarks of Xenogen Corporation.

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XENOGEN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Revenue:
Product	$5,747	$3,233	$16,411	$7,577
Contract	2,383	2,159	8,925	7,369
License	1,567	1,488	5,547	5,117

Total Revenue	9,697	6,880	30,883	20,063

Total Cost of Revenue (a)	6,186	4,340	20,490	12,743

Gross Margin	3,511	2,540	10,393	7,320

Operating Costs and Expenses:
Research and Development (a)	3,034	3,872	12,514	11,920
Selling, General, and Administrative (a)	4,976	3,628	16,654	10,890
Depreciation and Amortization Expense	679	862	3,092	3,836
Restructuring Charges	—	—	—	669

Total Operating Costs and Expenses	8,689	8,362	32,260	27,315

Loss from Operations	(5,178)	(5,822)	(21,867)	(19,995)
Other Income – net	318	(5)	593	43
Interest Income	42	40	147	122
Interest Expense	(178)	(60)	(650)	(717)

Net Loss	(4,996)	(5,847)	(21,777)	(20,547)

Preferred Stock Dividends	—	(3,184)	—	(5,629)
Accretion of Redeemable Convertible Preferred Stock	—	(86)	—	(344)

Net Loss Attributable to Common Stockholders	$(4,996)	$(9,117)	$(21,777)	$(26,520)

Weighted Average Number of Common Shares Outstanding	14,678,215	930,134	7,295,321	782,638
Loss per Share Data:
Net Loss Attributable to Common Stockholders (1)	$(0.34)	$(9.80)	$(2.99)	$(33.89)

(1)	Loss per share (LPS), for each quarter is computed using the weighted average number of shares outstanding during that quarter, while LPS for the year-to-date period is calculated using the weighted average number of shares outstanding during the period. Thus, the sum of the LPS for each quarter may not equal the LPS for the annual period.

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
(a) Includes charges for stock based compensation as follows:
Cost of Revenue:
Product	$112	$168	$391	$166
Contract	50	214	257	216
License	9	29	32	28

Total Cost of Revenue	$171	$411	$680	$410

Research and Development	$378	$874	$1,481	$873

Selling, General, and Administrative	$451	$499	$2,364	$499

XENOGEN CORPORATION

SELECTED CONSOLIDATED BALANCE SHEET INFORMATION

(in thousands)

(unaudited)

	December 31,
	2004	2003
Cash, cash equivalents and short term investments	$21,916	$13,546
Working capital	14,071	6,314
Total assets	39,938	31,559
Deferred revenue	8,638	9,918
Long term obligations	1,054	5,182
Stockholders’ Equity	15,947	8,190

Note: The selected balance sheet information at December 31, 2004 and 2003 has been derived from the audited financial statements but does not include all of the information and footnotes required by generally accepted accounting principals for complete financial statements.

CONTACT:

Xenogen Corporation

William A. Albright,

Chief Financial Officer

(510) 291-6100